Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Serve Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(h)	3,703,549	$0.61	(2)	$2,259,164.89	0.00014760	$333.45
Total Offering Amounts						$2,259,164.89		$333.45
Total Fee Offsets								—
Net Fee Due								$333.45

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.0001 par value (“Common Stock”), of Serve Robotics Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the Serve Robotics Inc. 2023 Equity Incentive Plan, as amended.